FOR IMMEDIATE RELEASE


CONAGRA FOODS NAMES SKLARSKY AS NEW CFO

OMAHA, Neb., Nov. 9, 2004 -- ConAgra Foods Inc. (NYSE: CAG), one of North America's leading packaged food companies, today announced that Frank S. Sklarsky is joining the company as Executive Vice President and Chief Financial Officer on December 1.

Sklarsky, who will report to Chairman and Chief Executive Officer Bruce Rohde, comes to ConAgra Foods from DaimlerChrysler where he was Vice President, Product Finance and was most recently announced as Vice President, Corporate Financial Control. He is a seasoned financial executive with more than 20 years of corporate financial management experience at DaimlerChrysler and Dell Computer, plus experience in public accounting prior to that.

"Frank brings a superb track record of strategic, operating and financial leadership to his new position, and has demonstrated the ability to significantly improve the cost effectiveness and quality of operations. Frank's in-depth knowledge of manufacturing, cost control, performance metrics and supply chain management will play an instrumental role in the operating, information systems and marketing changes currently underway at ConAgra Foods" said Rohde. He continued, "Our marketing, operation and information platforms are key to our agenda to expand profit margins and improve returns on capital."


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Prior to his most recent role at DaimlerChrysler, Sklarsky was Vice President of
Finance, Product Quality, Cost Management and Procurement. He also previously served as Vice President of Corporate Financial Activities.

Mr.  Sklarsky  holds a  bachelor's  degree  in  accounting  from  the  Rochester
Institute of Technology and an MBA from Harvard University. He also is a Certified Public Accountant.

ConAgra Foods Inc. (NYSE: CAG) is one of North America's largest packaged food companies, serving consumer grocery retailers, as well as restaurants and other foodservice establishments. Popular ConAgra Foods consumer brands include: ACT II, Armour, Banquet, Blue Bonnet, Brown 'N Serve, Butterball, Chef Boyardee, Cook's, Crunch 'n Munch, DAVID, Decker, Eckrich, Egg Beaters, Fleischmann's, Golden Cuisine, Gulden's, Healthy Choice, Hebrew National, Hunt's, Kid Cuisine, Knott's Berry Farm, La Choy, Lamb Weston, Libby's, Life Choice, Lightlife, Lunch Makers, MaMa Rosa's, Manwich, Marie Callender's, Orville Redenbacher's, PAM, Parkay, Pemmican, Peter Pan, Reddi-wip, Rosarita, Ro*Tel, Slim Jim, Snack Pack, Swiss Miss, Van Camp's, Wesson, Wolf, and many others. For more information, please visit us at www.conagrafoods.com.